================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           VITRIA TECHNOLOGY, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                            VITRIA TECHNOLOGY, INC.
                               945 Stewart Drive
                          Sunnyvale, California 94086

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To be held on July 21, 2000

TO THE STOCKHOLDERS OF VITRIA TECHNOLOGY, INC.:

  Notice Is Hereby Given that the 2000 Annual Meeting of Stockholders of Vitria Technology, Inc., a Delaware corporation, will be held on Friday, July 21, 2000, at 2:00 p.m. local time at our principal executive offices at 945 Stewart Drive, Sunnyvale, California 94086, for the following purposes:

  1. To elect two directors to hold office until the 2003 Annual Meeting of Stockholders;

  2. To approve an amendment to our amended and restated certificate of incorporation to increase the authorized number of shares of Common Stock from 250,000,000 shares to 600,000,000 shares;

  3. To ratify the selection of Ernst & Young LLP as our independent accountants for our fiscal year ending December 31, 2000; and

  4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

  The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

  The board of directors has fixed the close of business on June 6, 2000, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the board of directors

                                          /s/ Paul R. Auvil, III

                                          Paul R. Auvil, III
                                          Chief Financial Officer and
                                           Secretary

Sunnyvale, California
June 26, 2000

  All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

                            VITRIA TECHNOLOGY, INC.
                               945 Stewart Drive
                          Sunnyvale, California 94086

                               ----------------

                                PROXY STATEMENT

                               ----------------

                    FOR 2000 ANNUAL MEETING OF STOCKHOLDERS
                                 July 21, 2000

                 INFORMATION CONCERNING SOLICITATION & VOTING

General

  The enclosed proxy is solicited on behalf of the board of directors of Vitria Technology, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on Friday, July 21, 2000 at 2:00 p.m. local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at our principal executive offices at 945 Stewart Drive, Sunnyvale, California 94086. We intend to mail this proxy statement and accompanying proxy card on or about June 26, 2000, to all stockholders entitled to vote at the Annual Meeting.

Solicitation

  We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to our directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares

  Only holders of record of Common Stock at the close of business on June 6, 2000 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on June 6, 2000, we had outstanding and entitled to vote 127,429,068 shares of Common Stock.

  Each holder of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

  All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

Revocability of Proxies

  Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with our Secretary at our principal executive offices at 945 Stewart Drive, Sunnyvale, California 94086, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Stockholder Proposals

  Pursuant to Rule 14a-8 of the Securities and Exchange Commission the deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for our 2001 Annual Meeting of Stockholders is January 17, 2001. Pursuant to our bylaws, stockholders who wish to bring matters or propose nominees for director at our 2001 Annual Meeting of Stockholders must provide specified information to us between February 17, 2001 and March 19, 2001. Stockholders are also advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  Our amended and restated certificate of incorporation and bylaws provide that the board of directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the board may be filled only by persons elected by a majority of the remaining directors. A director elected by the board to fill a vacancy (including a vacancy created by an increase in the board) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until the director's successor is elected and qualified.

  The board of directors is presently composed of five members. There are two directors in the class whose term of office expires in 2000, of which both are standing for re-election. The nominees for election to this class, M. Dale Skeen, Ph.D. and William H. Younger, Jr., are currently members of our board of directors. If elected at the Annual Meeting, each of Dr. Skeen and Mr. Younger would serve until the 2003 Annual Meeting and until his successor is elected and qualified, or until the earlier of his death, resignation or removal.

  Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. In the event that the nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Dr. Skeen and Mr. Younger have agreed to serve if elected, and we have no reason to believe that they will be unable to serve.

  Set forth below is biographical information for the nominees and each person whose term of office as a director will continue after the Annual Meeting.

Nominees for Election for a Three-Year Term Expiring at the 2003 Annual
Meeting

  M. Dale Skeen, Ph. D., co-founded Vitria in 1994 and has been our Chief Technology Officer and a director since Vitria's inception. Prior to founding Vitria, Dr. Skeen worked at TIBCO where he served as Chief Scientist from 1986 to 1994. Dr. Skeen was a research scientist at IBM's Almaden Research Center from 1984 to 1986. Dr. Skeen was on the faculty at Cornell University from 1981 to 1984. Dr. Skeen holds a B.S. in Computer Science from North Carolina State University and a Ph.D. in Computer Science on Distributed Database Systems from the University of California, Berkeley.

  William H. Younger, Jr., has been a Director since 1997. Mr. Younger is a managing director and a general partner of Sutter Hill Ventures, a California Limited Partnership, a venture capital firm, where he has been employed since 1981. Mr. Younger currently serves as a director of several privately-held companies. Mr. Younger holds a B.S.E.E. degree from the University of Michigan and an M.B.A. from Stanford University.

                       THE BOARD OF DIRECTORS RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE

Directors Continuing in Office Until the 2001 Annual Meeting

  Robert M. Halperin, has been a director since 1994. Mr. Halperin has been an advisor to Greylock Management, a venture capital firm, since 1990. Mr. Halperin was also Vice Chairman of the board of Raychem Corporation, a materials science company, from 1990 to 1994, and previous to that served as its President. Mr. Halperin is also a director of Avid Technology Inc., a digital media systems company, theGlobe.com, an online community website operator, as well as several privately-held companies. In addition, Mr. Halperin serves on the board of directors of the Associates of Harvard Business School, the Harvard Business School Publishing Co. and Stanford Health Services and also is a Life Trustee of the University of Chicago. Mr. Halperin holds a Ph.B. in Liberal Arts from the University of Chicago, a Bachelor of Mechanical Engineering from Cornell University and an M.B.A. from Harvard Business School.

  John L. Walecka, has been a director since 1997. He is a founding partner of Redpoint Ventures, a venture capital firm. Prior to founding Redpoint, Mr. Walecka was a general partner with Brentwood Venture Capital, a venture capital firm, since 1990 and was an associate there since 1984. Mr. Walecka is also a director of Rhythms NetConnections, Inc., a provider of high speed internet access. He holds a B.S. and M.S. in Engineering and an M.B.A. from Stanford University.

Director Continuing in Office Until the 2002 Annual Meeting

  JoMei Chang, Ph.D., co-founded Vitria in 1994 and has been our President, Chief Executive Officer and a director since Vitria's inception. Prior to founding Vitria, Dr. Chang was Vice President and General Manager, Trader Workstation and General Manager, Emerging Technologies from 1986 to 1994 at Teknekron Software Systems, now TIBCO, Inc., a software company. From 1984 to 1986 she served as a senior engineer in the Network File System group at Sun Microsystems. Dr. Chang holds a B.S. in Computer Science from National ChiaoTung University, Taiwan and a Ph.D. in Electrical Engineering on Database Management Systems from Purdue University.

Board Committees and Meetings

  During the fiscal year ended December 31, 1999, the board of directors held nine meetings. The board has an Audit Committee and a Compensation Committee.

  The Audit Committee reviews our internal accounting procedures and consults with and reviews our internal accounting procedures and consults with and reviews the services provided by our independent accountants. The Audit Committee consists of our three directors: Messrs. Halperin, Walecka and Younger. The Audit Committee was formed upon the effectiveness of our initial public offering on September 16, 1999, and met once during 1999.

  The Compensation Committee administers our stock option plans, reviews and approves the compensation and benefits of all our officers, and establishes and reviews general policies relating to compensation and benefits of our employees. During 1999, the Compensation Committee consisted of two non-employee directors: Messrs. Halperin and Younger. It met once during 1999.

  During the fiscal year ended December 31, 1999, each board member attended 75% or more of the aggregate meetings of the board and of the committees on which he or she served that were held during the period for which he or she was a director or committee member, respectively.

                                  PROPOSAL 2

      APPROVAL OF INCREASE IN NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

  The board of directors has adopted, subject to stockholder approval, an amendment to our amended and restated certificate of incorporation to increase our authorized number of shares of Common Stock from 250,000,000 shares to 600,000,000 shares. As amended, Article IV, Paragraph 1 of our amended and restated certificate of incorporation shall read in its entirety as follows:

    "This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is six hundred five million (605,000,000) shares. Six hundred million (600,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($.001). Five million (5,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($.001)."

  The additional Common Stock to be authorized by adoption of the amendment would have rights identical to the currently outstanding Common Stock of Vitria. Adoption of the amendment and issuance of the Common Stock would not affect the rights of the holders of currently outstanding Common Stock, except for effects incidental to increasing the number of shares of our Common Stock outstanding, such as dilution of the earnings per share and voting rights of current holders of Common Stock. If the amendment is adopted, it will become effective upon filing of a certificate of amendment to our amended and restated certificate of incorporation with the Secretary of State of the State of Delaware.

  In addition to the 127,429,068 shares of Common Stock outstanding at June 6, 2000, as of June 6, 2000, we have currently reserved 27,683,419 shares for issuance upon exercise of options and rights under our stock option and stock purchase plans.

  Although at present the board of directors has no other plans to issue the additional shares of Common Stock, it desires to have such shares available to provide additional flexibility to use our capital stock for future business and financial purposes. The additional shares may be used, without further stockholder approval, for various purposes including, without limitation, stock dividends to existing stockholders, raising capital, providing equity incentives to employees, officers or directors, establishing certain strategic relationships with other companies and expanding our business or product lines through certain acquisitions of other businesses or products.

  The additional shares of Common Stock that would become available for issuance if this proposal were adopted could also be used by us to oppose a hostile takeover attempt or delay or prevent changes in control of management. For example, without further stockholder approval, the board could (1) adopt a "poison pill" which would allow stockholders (other than the hostile parties) to purchase our Common Stock at a discount to the then current market price, which would have a dilutive effect on the hostile parties, or (2) sell shares of Common Stock in a private transaction to purchasers who would oppose a takeover or favor the current board. Although this proposal to increase the authorized Common Stock has been prompted by business and financial considerations and not by the threat of any known or threatened hostile takeover attempt, stockholders should be aware that approval of this proposal could facilitate future efforts by us to deter or prevent changes in our control, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

  The affirmative vote of the holders of a majority of the outstanding shares of the Common Stock will be required to approve this amendment to our amended and restated certificate of incorporation. As a result, abstentions and broker non-votes will have the same effect as negative votes.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2

                                  PROPOSAL 3

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

  The board has selected Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2000, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP audited our financial statements from our inception in October 1994 until the fiscal year ended December 31, 1999. Representatives of PricewaterhouseCoopers LLP and Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

  Stockholder ratification of the selection of Ernst & Young LLP as our independent auditors is not required by our bylaws or otherwise. However, the board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in our best interests and our stockholders.

  The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 3

                             SECURITY OWNERSHIP OF
                   CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table presents information regarding the beneficial ownership of our common stock as of May 31, 2000 by:

  .  each director and nominee for director;

  .  each of the executive officers named in the Summary Compensation Table;

  .  all executive officers, directors and nominees as a group; and

  . all those known by us to be beneficial owners of more than five percent of our common stock.

  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Beneficial ownership also includes shares of Common Stock subject to options currently exercisable within 60 days of May 31, 2000. These shares are not deemed outstanding for purposes of computing the percentage ownership of each other person. Percentage of beneficial ownership is based on 127,429,068 shares of our Common Stock outstanding as of May 31, 2000. Unless otherwise indicated, the address of each of the individuals and entities listed below is c/o Vitria Technology, Inc., 945 Stewart Drive, Sunnyvale, California 94086.

                                                                Shares Beneficially Owned
                                                                 (Including the Number of
                            Shares Issuable   Shares Subject to Shares Shown in the First
                          Pursuant to Options   Repurchase by            Column)
                          Exercisable Within    Vitria Within   -----------------------------
  Name and Address of         60 days of         60 days of
    Beneficial Owner         May 31, 2000       May 31, 2000        Number        Percent
  -------------------     ------------------- ----------------- --------------- -------------
Directors and Executive
 Officers
JoMei Chang, Ph.D.(1)...         340,000               --            18,422,348       14.42%
M. Dale Skeen,
 Ph.D.(1)...............         300,000               --            23,111,340       18.09
William H. Younger,
 Jr.(2).................          80,000               --             2,285,614        1.79
John L. Walecka(3)......          80,000               --            10,555,940        8.28
Robert M. Halperin(4)...          80,000               --             5,304,540        4.16
Jay W. Shiveley, III....       1,600,000               --             3,057,857        2.37
Paul R. Auvil, III......         180,000           586,617            1,187,826          *
Aleksander E.
 Osadzinski.............         890,000            93,000            1,313,400        1.02
All directors and
 executive officers as a
 group (10 persons).....       4,750,000           679,617           66,438,865       50.26

5% Stockholders
The Chang Family trust,
 Michael W. Taylor,
 Trustee(5).............             --                --             8,979,740        7.05
Entities affiliated with
 Brentwood Venture
 Capital................             --                --            10,475,940        8.22%

--------
 * Represents beneficial ownership of less than 1% of the outstanding shares of our commons stock.

(1) Includes 1,666,676 shares held by Skeen/Chang Investments, L.P., of which Drs. JoMei Chang and M. Dale Skeen are general partners.

(2) Includes 1,107,590 shares held by Sutter Hill Ventures, a California Limited Partnership, 34,004 shares held by Sutter Hill Ventures Entrepreneurs Fund (AI), L.P., 86,104 shares held by Sutter Hill Ventures Entrepreneurs Fund (QP), L.P., and 977,916 shares held by William H. Younger, Jr., Trustee, The Younger Living Trust. Mr. Younger is a general partner of Sutter Hill Ventures and disclaims beneficial ownership of the shares held by Sutter Hill Ventures, Sutter Hill Entrepreneurs Fund (AI), L.P., and Sutter Hill Entrepreneurs Fund (QP), L.P., except to the extent of his proportionate partnership interest therein. Entities affiliated with Sutter Hill Ventures are located at 755 Page Mill Road, Suite A-200, Palo Alto, CA 94304.

(3) Includes 10,056,902 shares held by Brentwood Associates VIII, L.P. and 419,038 shares held by Brentwood Affiliates Fund, L.P. Mr. Walecka is a general partner of Brentwood Venture Capital and disclaims beneficial ownership of the shares held by these entities except to the extent of his proportionate partnership interest therein. Entities affiliated with Brentwood Venture Capital are located at 3000 Sand Hill Road, Building 2, Suite 290, Menlo Park, CA 94025.

(4) Includes 1,982,808 shares held by Mr. Halperin's children for which he has power of attorney but as to which he does not have dispositive power over and disclaims beneficial ownership of the shares held by his children. Excludes 660,928 shares held in trust for Mr. Halperin's grandchildren. Mr. Halperin does not have voting or dispositive power over and disclaims beneficial ownership of the shares held by his grandchildren's trust.

(5) The Chang Family Trust is a trust for the benefit of family members of Dr. JoMei Chang. Dr. Chang does not have voting or dispositive power over and disclaims beneficial ownership of the shares held by the trust.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other of our equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

  To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 1999, all Section 16(a) filing requirements applicable to directors, our executive officers, and greater than ten percent beneficial owners were complied with; except that one report, covering one transaction for the purchase of 1,000 shares of Common Stock, was filed late by Mr. Frank Yu, our Vice President, Engineering.

                            EXECUTIVE COMPENSATION

Compensation of Directors

  Directors do not receive any cash compensation for their services as members of the board of directors, although they are reimbursed for expenses incurred in connection with attendance at board and committee meetings. From time to time, non-employee directors of ours have received grants of nonstatutory stock options under our 1999 Equity Incentive Plan. In August 1999, each of Messrs. Halperin, Walecka and Younger were granted an option to purchase 80,000 shares of our Common Stock at an exercise price of $2.50 per share.

  As of June 6, 2000, the 1999 Equity Incentive Plan includes 22,050,718 shares reserved for issuance, less shares issued or issuable under Vitria's 1998 Executive Incentive Plan. On December 31 of each year for 10 years, starting with the year 1999, the number of shares in this reserve shared by the incentive plan and the executive plan will automatically increase by 6.5% of the outstanding Common Stock on a fully-diluted basis. However, no more than 16,000,000 shares may be used for incentive stock options under both the executive plan and the incentive plan. The board may grant incentive stock options that qualify under Section 422 of the Internal Revenue Code, to employees, including officers, of Vitria or an affiliate of Vitria. The board may grant nonstatutory stock options, stock bonuses, restricted stock purchase awards and stock appreciation rights to employees, including officers, directors of and consultants to Vitria or an affiliate of Vitria. The maximum option term is 10 years. The board may provide for exercise periods of any length in individual option grants, subject to limitations. However, generally an option terminates three months after the optionholder's service terminates. If the termination is due to the optionholder's disability, the exercise period generally is extended to 12 months. If the termination is due to the optionholder's death or if the optionholder dies within three months after his or her service terminates, the exercise period generally is extended to 18 months following death. Upon a change in control of Vitria, the surviving entity will either assume or substitute outstanding awards under the incentive plan. Otherwise, the vesting and exercisability of awards generally will accelerate.

Compensation of Executive Officers

  The following table sets forth summary information concerning the compensation earned by our Chief Executive Officer and four most highly compensated executive officers during the years ended December 31, 1998 and December 31, 1999.

                          Summary Compensation Table

                                                         Long Term
                                                        Compensation
                                 Annual Compensation       Awards
                               ------------------------ ------------
                                                         Securities
                               Fiscal                    Underlying     Other
 Name and Principal Position    Year   Salary   Bonus     Options    Compensation
 ---------------------------   ------ -------- -------- ------------ ------------
 JoMei Chang, Ph.D.(1).......   1999  $225,338 $200,000  1,700,000        --
  President and Chief
   Executive Officer            1998   175,000   75,000        --         --

 M. Dale Skeen, Ph.D.(2).....   1999   200,272  175,000  1,500,000        --
  Chief Technology Officer      1998   150,000   60,000        --         --

 Jay W. Shiveley, III(3).....   1999   150,147  450,000    200,000        --
  Senior Vice President,
   Worldwide Sales              1998   140,000  210,000    600,000        --

 Aleksander E.
  Osadzinski(4)..............   1999   185,219   25,000    140,000        --
  Vice President, Marketing     1998    39,965    5,400  1,200,000        --

 Paul R. Auvil, III(5).......   1999   185,960   52,500    200,000        --
  Vice President, Finance,      1998   130,517   37,500  1,000,000        --
  Chief Financial Officer and
   Secretary

--------
(1) Dr. Chang's 1999 salary figure includes $90,000 in non-qualified deferred compensation. Dr. Chang's 1998 salary figure includes $9,798 in non-qualified deferred compensation. Dr. Chang's 1999 bonus figure represents $200,000 paid in 2000.

(2) Dr. Skeen's 1999 salary figure includes $80,109 in non-qualified deferred compensation. Dr. Skeen's 1998 salary figure includes $8,592 in non-qualified deferred compensation. Dr. Skeen's 1999 bonus figure represents $175,000 paid in 2000.

(3) Mr. Shiveley's 1999 bonus figure represents $450,000 paid in 1999 and 2000 for overall performance and sales revenue growth.

(4) Mr. Osadzinski joined Vitria in October 1998. His annualized 1998 salary was $185,000. Mr. Osadzinski's 1999 bonus figure represents $25,000 paid in 2000.

(5) Mr. Auvil joined Vitria in April 1998. His annualized 1998 salary was $160,000. Mr. Auvil's 1998 salary figure includes a $4,302 payment for reimbursement of relocation expenses. Mr. Auvil's 1999 bonus figure represents $52,500 paid in 2000.

Stock Option Grants and Exercises

                             Option Grants in 1999

  The following table presents each grant of stock options during 1999 to each of the individuals listed in the Summary Compensation Table. The exercise price of each option was equal to the fair market value of our Common Stock as valued by the board of directors on the date of grant. The exercise price may be paid in cash, in shares of our Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares.

  The potential realizable value is calculated based on the ten-year term of the option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent our prediction of our stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by:

  . multiplying the number of shares of common stock subject to a given option by the initial public offering price of $4.00 per share.

  . assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table until the expiration of the options; and

  .  subtracting from that result the aggregate option exercise price.

  The shares listed in the following table under "Number of Securities Underlying Options Granted" are subject to vesting. Upon completion of 12 months of service from the vesting start date, 20% of the option shares vest and the balance vest in a series of equal monthly installments over the next four years of service. Each of the options has a ten-year term, subject to earlier termination if the optionee's service with us ceases. See the description of the 1999 Equity Incentive Plan under "Compensation of Directors" above for a description of the material terms of these options.

  Percentages shown under "Percent of Total Options Granted to Employees in Fiscal 1999" are based on an aggregate of 13,090,400 options granted to employees of Vitria under our stock option plans during the fiscal year ended December 31, 1999.

                                                                       Potential Realizable
                                                                         Value at Assumed
                                                                      Annual Rates of Stock
                                                                      Price Appreciation for
                                      Individual Grants                    Option Term
                         -------------------------------------------- ----------------------
                                     Percent of
                         Number of     Total
                         Securities   Options
                         Underlying  Granted to  Exercise
                          Options   Employees in Price Per Expiration
Name                      Granted   Fiscal 1999    Share      Date        5%         10%
----                     ---------- ------------ --------- ---------- ---------- -----------
JoMei Chang, Ph.D. ..... 1,500,000     11.46%      $2.00    7/11/09   $6,540,668 $13,355,070
                           200,000      1.53        2.50    7/11/09      772,089   1,480,676
M. Dale Skeen, Ph.D. ... 1,300,000      9.93        2.00    7/11/09    5,668,574  10,274,394
                           200,000      1.53        2.50    7/11/09      772,089   1,480,676
Jay W. Shiveley, III....   200,000      1.53        2.50    7/11/09      772,089   1,480,676
Aleksander E.
 Osadzinski.............   140,000      1.07        2.50    7/11/09      540,462   1,036,473
Paul R. Auvil, III......   200,000      1.53        2.50    7/11/09      772,089   1,480,676

Aggregated Option Exercises During 1999 and Option Values at December 31, 1999

  The following table presents the aggregate option exercises during 1999, and the number and value of securities underlying unexercised options that are held by each of the individuals listed in the Summary Compensation Table as of December 31, 1999.

  Amounts shown under the columns "Value Realized" and "Value of Unexercised In-the-Money Options at December 31, 1999" are based on $58.50 per share which was the last reported sale price of our stock on December 31, 1999, on the Nasdaq National Market without taking into account any taxes that may be payable in connection with the transaction, multiplied by the number of shares underlying the option, less the exercise price payable for these shares. Our stock option plans allow for the early exercise of options granted to employees. All options exercised early are subject to repurchase by us at the original exercise price, upon the optionee's cessation of service prior to the vesting of the shares.

                                                    Number of Securities
                                                   Underlying Unexercised     Value of Unexercised
                                                         Options at          In-the-Money Options at
                           Shares                     December 31, 1999         December 31, 1999
                         Acquired on     Value    ------------------------- -------------------------
Name                      Exercise     Realized   Exercisable Unexercisable Exercisable Unexercisable
----                     -----------  ----------- ----------- ------------- ----------- -------------
JoMei Chang, Ph.D. .....       --             --         --     1,700,000   $       --   $95,950,000
M. Dale Skeen, Ph.D. ...       --             --         --     1,500,000           --    84,650,000
Jay W. Shiveley, III....   800,000(1) $46,750,000  1,440,000      160,000    84,240,000    9,360,000
Aleksander E.
 Osadzinski.............       --             --     790,000      100,000    46,215,000    5,850,000
Paul R. Auvil, III......       --             --      40,000      160,000     2,340,000    9,360,000

--------
(1) Includes 250,000 shares subject to repurchase as of December 31, 1999.

Employment and Change of Control Agreements

  In March 1998, we entered into an employment agreement with Paul R. Auvil, III, our Vice President, Finance, Chief Financial Officer and Secretary. The agreement provides that Mr. Auvil is employed "at-will," and the employment relationship may be terminated for any reason at any time, but if after a change of control due to a merger or acquisition, Mr. Auvil is not offered a position with the successor company, Mr. Auvil will be entitled to severance pay equal to six months of his base salary at the time of termination.

        REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                         ON EXECUTIVE COMPENSATION/1/

Introduction

  Our executive compensation policies and practices are established and administered by the Compensation Committee of the board. During 1999, the Compensation Committee consisted of two non-employee directors: Robert M. Halperin and William H. Younger. The Compensation Committee's determinations regarding compensation of our Chief Executive Officer and other executive officers are reviewed with all the non-employee directors.

Philosophy

  The Compensation Committee has implemented compensation policies, plans and programs that seek to enhance stockholder value by aligning the financial interests of the executive officers with those of the stockholders. The overall goal of the Compensation Committee is to develop compensation practices that will allow us to attract and retain the people needed to define, create, and market industry-leading products and services. We also provide significant equity-based compensation pursuant to our 1999 Equity Incentive Plan, 1998 Executive Incentive Plan and 1999 Employee Stock Purchase Plan. The plans are designed to provide a longer-term incentive to management to grow revenues, provide quality returns on investment, enhance stockholder value and contribute to our long-term growth. Vitria has also paid cash bonuses to executive officers based on meeting performance goals.

Compensation Plans

  Our executive compensation is based on three components, each of which is intended to support the overall compensation philosophy.

  Base Salary. The Compensation Committee recognizes the importance of maintaining compensation levels competitive with other leading technology companies with which Vitria competes for personnel. Base salary is targeted at the median level for emerging companies in similar businesses of similar characteristics such as sales volume, capitalization and financial performance. The Compensation Committee reviews with the Chief Executive Officer an annual salary plan for Vitria's executive officers, other than the Chief Executive Officer. The salary plan is modified as deemed appropriate and approved by the Compensation Committee. The annual salary plan is developed based on an annual review of executive salaries at comparable technology companies. The annual plan also takes into account past performance and expected future contributions of the individual executive.

  Equity Incentives. Long-term equity incentives are provided through grants of stock options to executive officers and other employees pursuant to our 1999 Equity Incentive Plan. This component of compensation is intended to retain and motivate employees to improve the performance of our stock. The Compensation Committee believes this element of the total compensation program directly links the participant's interests with those of the stockholders and our long-term value. Stock options are granted at not less than fair market value and have value only if our stock price increases. Stock options granted generally become exercisable at a rate of 20% beginning on the first anniversary of the vesting commencement date, with the remainder vesting on a monthly basis over the following four years. Options terminate 10 years after the date of grant. The vesting provisions of the options are intended to insure that employees are provided with an incentive to increase value over the long term.
--------
(1) Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following report and performance graph shall not be incorporated by reference into any such filings.

  Executive officers are also eligible to participate in our 1999 Employee Stock Purchase Plan. Participation levels in such plan are at the discretion of each executive.

  Prior to fiscal 1998, cash compensation for our executive officers was targeted to be in the lower range for comparable companies, and we used stock compensation as the primary incentive to attract and motivate our executive officers. In fiscal 1999, the Compensation Committee adjusted the base salary component of executive compensation to bring it in line with industry medians. The Compensation Committee seeks to provide equity compensation for executive officers, including the Chief Executive Officer, that is equal to levels at comparable companies.

  After considering the criteria above, the Compensation Committee determined that all executive officers, including the Chief Executive Officer, should receive option grants in the last fiscal year. Out of a total of 13,090,400 options granted in fiscal 1999, our executive officers received grants for 4,740,000 shares, or approximately 36.21% of the total options granted in fiscal 1999. The Compensation Committee believes that the programs described above provide compensation that is competitive with comparable emerging technology companies, link executive and stockholder interests and provide the basis to attract and retain qualified executives. The Compensation Committee will continue to monitor the relationship among executive compensation, our performance and stockholder value.

Bonus Payments

  Vitria maintains annual cash incentive bonus programs to reward executive officers and other key employees for attaining defined performance goals. For executive officers, in determining bonus amounts, consideration is given to Vitria's performance and individual performance.

Chief Executive Officer Compensation

  The Compensation Committee uses the procedures described above in setting the annual salary and equity awards for JoMei Chang, Ph.D., our President, Chief Executive Officer and a director. The Compensation Committee reviews and establishes the base salary of Dr. Chang based on compensation data for comparable companies and the Compensation Committee's assessment of her past performance and its expectation as to her future contributions in directing our long-term success. Dr. Chang's base salary was increased from $120,000 in fiscal 1997 to $175,000 in fiscal 1998. In fiscal 1999, the Compensation Committee elected to increase Dr. Chang's base salary to $225,338, after reviewing comparable data and concluding that her salary was below the average for chief executive officers at comparable companies.

  In fiscal 1999, the Compensation Committee reviewed the performance of Dr. Chang and her equity compensation package. In July 1999, Dr. Chang was granted an option to acquire 1,500,000 shares of common stock at 100% of the fair market value of the stock on such date. In July 1999, Dr. Chang was granted an option to acquire 200,000 shares of Common Stock at 110% of the fair market value of the stock on such date. The options vest as to 20% on the one year anniversary from the vesting start date with the balance vesting in a series of equal monthly installments over the next four years of service. This grant was intended to continue to maintain the overall competitiveness of Dr. Chang's compensation package and strengthen the alignment of Dr. Chang's interest with those of Vitria's stockholders. The Compensation Committee intends to continue to monitor Dr. Chang's compensation level in light of her performance and the compensation levels of executives at comparable companies.

Federal Tax Considerations

  Section 162(m) of the Internal Revenue Code limits Vitria to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain executive officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the code.

  The statute containing this law and the applicable Treasury regulations offer a number of transitional exceptions to this deduction limit for pre-existing compensation plans, arrangements and binding contracts. As a result, the committee believes that at the present time it is quite unlikely that the compensation paid to any executive officer in a taxable year that is subject to the deduction limit will exceed $1 million. Therefore, the Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to its executive officers shall be designed to qualify as "performance-based compensation." The Compensation Committee intends to continue to evaluate the effects of the statute and any applicable Treasury regulations and to comply with code section 162(m) in the future to the extent consistent with Vitria's best interests.

                                          COMPENSATION COMMITTEE

                                          Robert M. Halperin
                                          William H. Younger

Compensation Committee Interlocks and Insider Participation

  Prior to October 1997, we did not have a Compensation Committee and the entire board participated in all compensation decisions, except that Dr. Chang and Dr. Skeen did not participate in decisions relating to their compensation. In October 1997, the board formed the Compensation Committee to review and recommend to the board the compensation and benefits for our executive officers and administer our stock purchase and stock option plans. No current member of the Compensation Committee is an officer or employee of Vitria and no executive officer of ours serves as a member of a compensation committee of any entity that has one or more executive officers serving as a member of the Compensation Committee. Each of our directors, or their affiliated entities, have purchased and hold securities of Vitria.

                       PERFORMANCE MEASUREMENT COMPARISON

  The following graph shows a comparison of total stockholder return of an investment of $100 in cash on September 17, 1999 for:

  .our Common Stock;

  .the Hambrecht & Quist Technology Index; and

  .the Nasdaq Stock Market (U.S.).

  Historic stock price performance is not necessarily indicative of future stock price performance. All values assume reinvestment of the full amount of all dividends.

                                                 Plot Points for Plot Points for
   Measurement Period                Vitria Plot H&Q Technology   Nasdaq Stock
   (Fiscal Year Covered)               Points         Index       Market (U.S.)
   ---------------------             ----------- --------------- ---------------
    09/17/99.......................    $100.00       $100.00         $100.00
    09/30/99.......................    $114.84       $102.28         $ 99.84
    10/31/99.......................    $206.05       $113.01         $107.09
    11/30/99.......................    $311.92       $132.10         $118.52
    12/31/99.......................    $731.25       $167.40         $144.09

  This section is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any of our filings under the Securities Act of 1933, or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  We have entered into indemnification agreements with our directors and officers for the indemnification of and advancement of expenses to these persons to the full extent permitted by Delaware law. We also intend to execute these agreements with our future directors and officers.

  We have entered into an employment agreement with Paul R. Auvil, III, our Vice President, Finance, Chief Financial Officer and Secretary. See the section above entitled "Executive Compensation--Employment and Change in Control Agreements" for a description of this agreement.

  We believe that all of the transactions set forth above were made on terms no less favorable to Vitria than could have been obtained from unaffiliated third parties. All future transactions between Vitria and its officers, directors, principal stockholders and their affiliates will be approved by a majority of the board of directors, including a majority of the independent and disinterested directors, and will continue to be on terms no less favorable to Vitria than could be obtained from unaffiliated third parties.

                                 OTHER MATTERS

  The board of directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the board of directors

                                          /s/ Paul R. Auvil, III

                                          Paul R. Auvil, III
                                          Chief Financial Officer and
                                           Secretary

June 23, 2000

  Our Annual Report on Form 10-K, as amended, for the year ended December 31, 1999, as filed with the SEC, is available without charge upon written request to: Corporate Secretary, Vitria Technology, Inc., 945 Stewart Drive, Sunnyvale, California 94086.

                                 DETACH HERE

                           VITRIA TECHNOLOGY, INC.

                              945 STEWART DRIVE
                      SUNNYVALE, CALIFORNIA 94086-3913


                     SOLICITED BY THE BOARD OF DIRECTORS
                   FOR THE ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON JULY 21, 2000


     The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held on July 21, 2000 and the Proxy Statement and hereby appoints JoMei Chang, Ph.D. and Paul R. Auvil, III, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of Vitria Technology, Inc. (the "Company") held of record by the undersigned on June 6, 2000 at the Annual Meeting of Stockholders to be held at 945 Stewart Drive, Sunnyvale, California 94086-3913 on July 21, 2000 at 2:00 p.m. local time, and any adjournments or postponement thereof. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE DIRECTORS LISTED ON THE REVERSE SIDE AND A VOTE "FOR" THE OTHER PROPOSALS. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

     PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                 CONTINUED AND TO BE SIGNED ON REVERSE SIDE

-----------                                                         -----------
SEE REVERSE                                                         SEE REVERSE
   SIDE                                                                SIDE
-----------                                                         -----------

Dear Stockholder:

Please take note of the important information enclosed with this Proxy. There are a number of issues related to the operation of the Company that require your immediate attention.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy in the enclosed postage paid envelope.

Thank you in advance for your prompt consideration of these matters.

Sincerely,


Vitria Technology, Inc.

                                  DETACH HERE

[X]  PLEASE MARK VOTES
     AS IN THIS EXAMPLE

1.  Election of two Directors.

Nominees: (01)  M. Dale Skeen, Ph.D., (02)  William H. Younger, Jr.

                               FOR      WITHHELD
                               [_]        [_]

[_]
   _________________
   For all nominees except as noted above


                                                      FOR   AGAINST   ABSTAIN
2. To approve an amendment to the Company's           [_]     [_]       [_]
   Certificate of Incorporation to increase the authorized number of shares of Common Stock from 250,000,000 shares to 600,000,000 shares.

3. To ratify the selection of Ernst & Young
   LLP as independent auditors of the Company         FOR   AGAINST   ABSTAIN
   for the fiscal year ending December 31, 2000.      [_]     [_]       [_]

4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.


                               MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [_]





                                 MARK HERE IF YOU PLAN TO ATTEND THE MEETING [_]


Please sign exactly as name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.

Signature: ________________ Date: _____ Signature: _______________ Date: _____